For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
Andy Dolny, Investor Relations
404-828-8901

UPS ANNOUNCES 2nd QUARTER
EXPECTED RESULTS
Lowers Full-Year EPS Expectations
ATLANTA, July 12, 2013 -- UPS (NYSE: UPS) today announced that second quarter diluted earnings per share are expected to be $1.13. Overcapacity in the global air freight market, increasing customer preference for lower-yielding shipping solutions, and a slowing U.S. industrial economy drove revenue and operating profit below expectations. In addition, UPS experienced some slowing in package volume growth as a result of labor negotiations.
“We expect the second quarter market trends to persist and UPS is adapting to meet these conditions,” said Kurt Kuehn, UPS Chief Financial Officer. “Despite downward revisions to economic forecasts for the second half of the year, we anticipate solid profit growth. However, we are reducing guidance for 2013 adjusted diluted EPS to a range of $4.65 to $4.85, a 3 - 7% increase over last year.”
The company will release its second quarter results on Tuesday, July 23, 2013, at approximately 7:45 a.m. ET. At 8:30 a.m. ET, UPS will conduct an investor conference call. This call will be open to reporters and the public on a listen-only basis, via a live Webcast. To listen to the live Webcast, go to http://www.investors.ups.com.
UPS (NYSE:UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business.  Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide.  The company can be found on the Web at UPS.com and its corporate blog can be found at blog.ups.com.  To get UPS news direct, visit pressroom.ups.com/RSS.
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Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, our competitive environment, increased security requirements, strikes, work stoppages and slowdowns, changes in energy prices, governmental regulations and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.